Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Exhibit 99.1 Barbara Doyle Investor Relations contact 651-236-5023

NEWS	March 25, 2020

H.B. Fuller Reports First Quarter Fiscal Year 2020 Results

Diluted EPS of $0.19; $0.34 adjusted EPS flat to prior year, including estimated $0.06 COVID-19 impact

Adjusted EBITDA of $78 million; in line with guidance

Cash flow from operations increased significantly year-over-year; 2020 debt paydown on track to target

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the first quarter ended Feb. 29, 2020.

Items of Note for First Quarter 2020

■

H.B. Fuller delivered strong operational performance in the quarter reflecting its robust global supply chain and business exposure to broadly diversified end markets and goods that are considered essential during the COVID-19 pandemic. During the quarter, the company rapidly implemented health, safety and business continuity plans that are driving positive results.

■

Reported diluted earnings per share (EPS) were $0.19; adjusted EPS of $0.34 was flat year over year. Excluding an estimated $0.06 impact related to the COVID-19 outbreak, adjusted EPS would have been up by more than 15%.

■

Organic revenue declined 1.3% versus prior year; would have been up approximately 1% year over year, with volume growth in all business segments, excluding an estimated $15 million of sales impact in China related to COVID-19.

■	Construction Adhesives returned to growth and double-digit adjusted EBITDA margin in the quarter, on track with planned improvements.
■	Restructuring savings were $6 million in the quarter. The company has accelerated projects and increased total expected savings to the high end of the $25 to $35 million range previously provided.
■	Significant year-on-year increase in cash flow from operations driven by strong working capital improvements; debt repayment remains on track to $200 million target for 2020.

Items of Note for 2020 Planning Assumptions

■

H.B. Fuller plays an important role in the supply chain for many products which are vital in the COVID-19 pandemic, with operations currently considered to be supporting “essential products” under applicable governmental guidelines anticipated to continue through the pandemic. The company is experiencing increased demand for hygiene, health and consumer products, such as baby diapers, food and e-Commerce packaging, paper, tissues, towels, and filtration. Durable products for industries such as solar energy and transportation are expected to have temporary significant declines in demand. H.B. Fuller has very limited business exposure to travel and services industries, which are expected to experience extreme negative impacts related to COVID-19.

■

While the extent of the impact of COVID-19 on global economic factors is uncertain and continues to rapidly evolve, based on current economic views, the company’s experience in China, current order patterns around the globe and assumptions for expected impact of COVID-19 on global commercial activity, the company anticipates revenue in the second quarter will be down 5% to 15% year over year, and estimates adjusted EBITDA will be approximately $90 million to $100 million.

■

The company is also preparing for recessionary forces to result in lower revenue in the second half of 2020, and planning for declines in raw material costs in the second half of the year, given supply-demand dynamics for specialty chemicals and petrochemical feedstock costs impacted by oil below $35/barrel.

■

As a result of the COVID-19 pandemic the company is no longer providing specific full year guidance except that the company remains committed to managing working capital and cash costs in order to reduce debt by $200 million in 2020. Contingency plans are available as necessary for adjustments in expenses, working capital and capital expense to achieve this target.

■

The company has more than adequate liquidity to meet any foreseeable needs, including a $400 million revolving credit facility with a feature that allows for an increase of the facility by $300 million dollars if needed. The company also has ample room under its debt covenants using significantly conservative scenarios.

Summary of First Quarter 2020 Results

Net revenue of $647 million decreased 3.9% compared with the first quarter of 2019. Foreign currency exchange rates and the sale of the surfactants, thickeners and dispersants business negatively impacted revenues by 2.6% on a combined basis. Organic revenue, which excludes impacts from foreign currency and divestitures, was down 1.3% versus last year. Organic revenue growth in Construction Adhesives (CA) partially offset a decline in Engineering Adhesives (EA) and flat revenues in Hygiene, Health and Consumables Adhesives (HHC.) The decline in organic revenue was driven by an impact on sales resulting from the COVID-19 pandemic. The company estimates the shutdown in China following the outbreak impacted sales in region by approximately $15 million in the quarter, including an estimated $12 million in Engineering Adhesives and an estimated $3 million in HHC. Excluding this impact, volumes would have increased versus last year in all segments.

Gross profit margin was 26.3%. Adjusted gross profit margin of 26.5% was down 50 basis points versus last year. The decline was due to lower revenues and unfavorable product mix related to impacts from COVID-19 and was partially offset by favorable raw material costs. Selling, General and Administrative (SG&A) expense was $142 million. Adjusted SG&A expense of $135 million declined by 3% compared with the same period last year, driven by cost savings realized from the company’s business realignment to three global business units.

As a result of these factors, net income attributable to H.B. Fuller in the quarter was $10 million, or $0.19 per diluted share. Adjusted net income attributable to H.B. Fuller was $18 million, or $0.34 of adjusted EPS, consistent with $18 million, or $0.34 of adjusted EPS in the prior year. Adjusted EBITDA was $78 million in the quarter, compared with $83 million in the same period last year, and adjusted EBITDA margin was 12.0% versus 12.3% in the prior year. The company estimates that COVID-19 impacted adjusted EPS and adjusted EBITDA by approximately $0.06, and $4.5 million, respectively, versus last year.

“Despite the outbreak of COVID-19 and resulting shutdown across China which began on January 23rd, H.B. Fuller delivered strong performance in the first quarter,” said Jim Owens, president and chief executive officer. “We believe that our robust global supply chain and nimbleness affords us a significant competitive advantage, which was evident in our first quarter results. Our results also reflected operational improvements and efficiencies following our realignment to three global business units. As forecasted, Construction Adhesives returned to growth and double-digit EBITDA margin, driven by an improved growth portfolio and actions we took last year. We continued to drive strong cash flow performance with a significant year-over-year increase in cash flow from operations.”

Key Balance Sheet and Cash Flow Items

At the end of the first quarter of 2020, the company had cash on hand of $79 million and total debt equal to $1,973 million. This compares to cash and debt levels equal to $112 million and $1,979 million, respectively, at the end of the fourth quarter of 2019. Cash flow from operations increased to $34 million in the first quarter of 2020 from $0.5 million in the first quarter of 2019, driven by improved working capital management. Capital expenditures were $32 million in the quarter, versus $15 million in the fourth quarter of fiscal 2019, reflecting timing of capital projects and expenditures related to growth initiatives. The first quarter expenditures were in line with the company’s planned capital investment for the fiscal year of $85 million.

COVID-19 Response

As the shutdown in China began, H.B. Fuller quickly implemented business continuity plans for employees, supply chains and production to enable customer deliveries. Around the world, H.B. Fuller is following all government requirements as they are issued. To date, H.B. Fuller’s factories are open and operational, delivering adhesives considered vital to support many customers who are providing essential goods during the pandemic.

“We have built plans that anticipate the short-term impacts of the COVID-19 pandemic as well as recessionary impacts that are expected following the pandemic,” said Owens. “Our success in managing through the outbreak in China is a solid baseline informing our business continuity plans and enabling us to establish expectations and plans for potential impacts in the United States, Europe and the rest of the world. Our sustained leadership in the adhesives industry, the diversity of our business portfolio, the strength of our cash flow, and the plans we are implementing to improve the efficiency and ability of our company are enabling us to successfully manage through the crisis. Importantly, the fundamentals of our business plan and the execution of our strategy remain solidly intact which will also drive long term value for our shareholders.”

“Adhesives are essential during this crisis. H.B. Fuller plays an important role in the supply chain for hygiene, health and consumer products, as well as advanced adhesive applications that support digital connectivity. We continue to utilize our vast global resources and make extensive efforts to meet demand for these vital products. I credit our entire team around the world for working to meet our customers’ needs while preserving our health and safety, with extraordinary collaboration and unwavering focus,” continued Owens.

Conference Call

The Company will host an investor conference call to discuss first quarter results on Thursday, March 26, 2020, at 10:30 a.m. EDT. The conference call audio and accompanying presentation slides will be available to interested parties via a simultaneous webcast, and may be accessed from the company's website at https://investors.hbfuller.com/calendar. Participants should access the webcast prior to the start of the call to register for the event and install and test any necessary software. The webcast and presentation will be archived on the Company’s website. A telephone replay of the conference call will be available approximately 1 hour after the conclusion of the call, through Apr. 23, 2020. To access the telephone replay dial 1-877-344-7529 or 1-412-317-0088 and enter access code 10140046.

Regulation G

The information presented in this earnings release regarding segment operating income, adjusted gross profit, adjusted gross profit margin, adjusted selling, general and administrative expense, adjusted income before income taxes and income from equity investments, adjusted income taxes, adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the company and its operating segments as well as the comparability of results to the results of other companies. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the “Regulation G Reconciliation” tables in this press release with the exception of our forward-looking non-GAAP measures contained above in our fiscal 2020 Planning Assumptions, which the company cannot reconcile to forward-looking GAAP results without unreasonable effort.

About H.B. Fuller

Since 1887, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2019 net revenue of $2.9 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world's biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, aerospace, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And, our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at https://www.hbfuller.com/.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the consequences of the COVID-19 outbreak and other pandemics; the substantial amount of debt we have incurred to finance our acquisition of Royal, our ability to repay or refinance it or incur additional debt in the future, our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock, and the effect of restrictions contained in our debt agreements that limit the discretion of management in operating the business or ability to pay dividends; various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; we may be unable to achieve expected synergies, cost savings and operating efficiencies from the Royal transaction or the business realignment within the expected time frames or at all; we may be unable to successfully integrate Royal’s operations into our own, or such integration may be more difficult, time consuming or costly than expected; the ability to effectively implement Project ONE; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Many of the foregoing risks and uncertainties are, and will be, exacerbated by COVID-19 and any worsening of the global business and economic environment as a result.

Further information about the various risks and uncertainties can be found in the company’s SEC 10-K filing for the fiscal year ended November 30, 2019. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the company and the regions where the company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, managements’ best estimate of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL INFORMATION
In thousands, except per share amounts (unaudited)

	Three Months Ended	Percent of		Three Months Ended	Percent of
	February 29, 2020	Net Revenue		March 2, 2019	Net Revenue
Net revenue	$646,564	100.0%		$672,935	100.0%
Cost of sales	(476,302)	(73.7%	)	(493,010)	(73.3%	)
Gross profit	170,262	26.3%		179,925	26.7%

Selling, general and administrative expenses	(141,509)	(21.9%	)	(145,713)	(21.7%	)

Other income (expense), net	4,969	0.8%		3,365	0.5%
Interest expense	(22,757)	(3.5%	)	(26,807)	(4.0%	)
Interest income	2,918	0.5%		3,053	0.5%
Income before income taxes and income from equity method investments	13,883	2.1%		13,823	2.1%

Income tax (expense) benefit	(5,611)	(0.9%	)	(3,140)	(0.5%	)

Income from equity method investments	1,634	0.3%		1,565	0.2%

Net income including non-controlling interests	9,906	1.5%		12,248	1.8%

Net (loss) income attributable to non-controlling interests	(11)	(0.0%	)	(4)	(0.0%	)
Net income attributable to H.B. Fuller	$9,895	1.5%		$12,244	1.8%

Basic income per common share attributable to H.B. Fuller	$0.19			$0.24
Diluted income per common share attributable to H.B. Fuller	$0.19			$0.24

Weighted-average common shares outstanding:
Basic	51,295			50,752
Diluted	52,580			51,901

Dividends declared per common share	$0.160			$0.155

Selected Balance Sheet Information (subject to change prior to filing of the Company's Quarterly Report on Form 10-Q)

	February 29, 2020	November 30, 2019	March 2, 2019
Cash & cash equivalents	$78,738	$112,191	$113,476
Trade accounts receivable, net	457,826	493,181	478,326
Inventories	380,975	337,267	386,725
Trade payables	333,749	298,869	284,910
Total assets	4,025,266	3,985,734	4,166,100
Total debt	1,973,472	1,979,116	2,235,216

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands, except per share amounts (unaudited)

	Three Months Ended
	February 29, 2020	March 2, 2019

Net income attributable to H.B. Fuller	$9,895	$12,244

Adjustments:
Acquisition project costs	268	84
Organizational realignment	3,604	350
Royal restructuring and integration	3,750	4,365
Tax reform	(44)	55
Project ONE	1,727	813
Other	(1,410)	(392)
Adjusted net income attributable to H.B. Fuller[1]	17,790	17,519

Add:
Interest expense	22,761	26,807
Interest income	(2,918)	(3,053)
Income taxes	5,592	6,050
Depreciation and amortization expenseA	34,552	35,528
Adjusted EBITDA[1]	77,777	82,851

Diluted Shares	52,580	51,901
Adjusted diluted income per common share attributable to H.B. Fuller[1]	$0.34	$0.34
Revenue	$646,564	$672,935
Adjusted EBITDA margin[1]	12.0%	12.3%

[1] Adjusted net income attributable to H.B. Fuller, adjusted diluted income per common share attributable to H.B. Fuller, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. Adjusted net income attributable to H.B. Fuller is defined as net income before the specific adjustments shown above. Adjusted diluted income per common share is defined as adjusted net income attributable to H.B. Fuller divided by the number of diluted common shares. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation, amortization and the specific adjustments shown above. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenue. The table above provides a reconciliation of adjusted net income attributable to H.B. Fuller, adjusted diluted income per common share attributable to H.B. Fuller, adjusted EBITDA and adjusted EBITDA margin to net income attributable to H.B. Fuller, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

A Depreciation and amortization expense added back for EBITDA is adjusted for amounts already included in Adjusted net income attributable to H.B. Fuller totaling ($33) and $(526) for the three months ended February 29, 2020 and March 2, 2019, respectively.

H.B. FULLER COMPANY AND SUBSIDIARIES
SEGMENT FINANCIAL INFORMATION
In thousands (unaudited)
(NMP: non-material percentage)

	Three Months Ended
	February 29, 2020	March 2, 2019
Net Revenue:
Hygiene, Health and Consumable Adhesives	$312,512	$319,854
Engineering Adhesives	248,895	264,372
Construction Adhesives	85,157	82,790
Corporate Unallocated	-	5,919
Total H.B. Fuller	$646,564	$672,935

Segment Operating Income:
Hygiene, Health and Consumable Adhesives	$22,664	$20,890
Engineering Adhesives	15,365	21,986
Construction Adhesives	(1,373)	(1,656)
Corporate Unallocated	(7,903)	(7,008)
Total H.B. Fuller	$28,753	$34,212

Adjusted EBITDA[1]
Hygiene, Health and Consumable Adhesives	$35,896	$33,709
Engineering Adhesives	30,916	37,574
Construction Adhesives	8,873	8,427
Corporate Unallocated	2,092	3,141
Total H.B. Fuller	$77,777	$82,851

Adjusted EBITDA Margin[1]
Hygiene, Health and Consumable Adhesives	11.5%	10.5%
Engineering Adhesives	12.4%	14.2%
Construction Adhesives	10.4%	10.2%
Corporate Unallocated	NMP	NMP
Total H.B. Fuller	12.0%	12.3%

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands, except per share amounts (unaudited)

	Three Months Ended
	February 29, 2020	March 2, 2019

Income before income taxes and income from equity method investments	$13,883	$13,823

Adjustments:
Acquisition project costs	213	115
Organizational realignment	2,865	475
Royal restructuring and integration	2,986	5,917
Tax reform	(35)	75
Project ONE	1,375	1,102
Other	$473	$502
Adjusted income before income taxes and income from equity method investments[2]	$21,760	$22,009

[2] Adjusted income before income taxes and income from equity investments is a non-GAAP financial measure. Adjusted income before income taxes and income from equity investments is defined as income before income taxes and income from equity investments before the specific adjustments shown above. The table above provides a reconciliation of adjusted income before income taxes and income from equity investments to income before income taxes and income from equity investments, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands, except per share amounts (unaudited)

	Three Months Ended
	February 29, 2020	March 2, 2019

Income Taxes	$(5,611)	$(3,140)

Adjustments:
Acquisition project costs	55	(30)
Organizational realignment	739	(124)
Royal restructuring and integration	765	(1,552)
Tax reform	(9)	(20)
Project ONE	352	(289)
Other	(1,883)	(895)
Adjusted income taxes[3]	$(5,592)	$(6,050)

Adjusted income before income taxes and income from equity method investments	$21,760	$22,009
Adjusted effective income tax rate[3]	25.7%	27.5%

[3] Adjusted income taxes and adjusted effective income tax rate are non-GAAP financial measures. Adjusted income taxes is defined as income taxes before the specific adjustments shown above. Adjusted effective income tax rate is defined as income taxes divided by adjusted income before income taxes and income from equity method investments. The table above provides a reconciliation of adjusted income taxes and adjusted effective income tax rate to income taxes, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands (unaudited)

	Three Months Ended
	February 29, 2020	March 2, 2019

Net revenue	646,564	672,935

Gross profit	$170,262	$179,925
Gross profit margin	26.3%	26.7%

Adjustments:
Organizational realignment	81	48
Royal restructuring and integration	900	1,419
Other	10	(3)
Adjusted gross profit[4]	$171,253	$181,389
Adjusted gross profit margin[4]	26.5%	27.0%

[4] Adjusted gross profit and adjusted gross profit margin are non-GAAP financial measures. Adjusted gross profit and adjusted gross profit margin is defined as gross profit and gross profit margin excluding the specific adjustments shown above. The table above provides a reconciliation of adjusted gross profit and gross profit margin to gross profit and gross profit margin, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands (unaudited)

	Three Months Ended
	February 29, 2020	March 2, 2019

Selling, general and administrative expenses	$(141,509)	$(145,713)

Adjustments:
Acquisition project costs	213	115
Organizational realignment	2,784	427
Royal restructuring and integration	2,111	4,497
Tax reform	(35)	75
Project ONE	1,375	1,102
Other	462	506
Adjusted selling, general and administrative expenses[5]	$(134,599)	$(138,991)

[5] Adjusted selling, general and administrative expenses is a non-GAAP financial measure. Adjusted selling, general and administrative expenses is defined as selling, general and administrative expenses excluding the specific adjustments shown above. The table above provides a reconciliation of adjusted selling, general and administrative expenses to selling, general and administrative expenses, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands (unaudited)

	Hygiene, Health and Consumable	Engineering	Construction		Corporate	H.B. Fuller
	Adhesives	Adhesives	Adhesives	Total	Unallocated	Consolidated
Three Months Ended February 29, 2020
Net income attributable to H.B. Fuller	$24,487	$16,835	$(189)	$41,133	$(31,238)	$9,895

Adjustments:
Acquisition project costs	-	-	-	-	268	268
Organizational realignment	-	-	-	-	3,604	3,604
Royal restructuring and integration	-	-	-	-	3,750	3,750
Tax reform	-	-	-	-	(44)	(44)
Project ONE	-	-	-	-	1,727	1,727
Other	-	-	-	-	(1,410)	(1,410)
Adjusted net income attributable to H.B. Fuller[1]	24,487	16,835	(189)	41,133	(23,343)	17,790

Add:
Interest expense	-	-	-	-	22,761	22,761
Interest income	-	-	-	-	(2,918)	(2,918)
Income taxes	-	-	-	-	5,592	5,592
Depreciation and amortization expense	11,409	14,081	9,062	34,552	-	34,552
Adjusted EBITDA[1]	$35,896	$30,916	$8,873	$75,685	$2,092	$77,777

Revenue	$312,512	$248,895	$85,157	$646,564	$-	$646,564
Adjusted EBITDA Margin[1]	11.5%	12.4%	10.4%	11.7%	NMP	12.0%

Note: Adjusted EBITDA is a non-GAAP financial measure. The table above provides a reconciliation of adjusted EBITDA for each segment to net income attributable to H.B. Fuller for each segment, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

NMP: non-material percentage

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands (unaudited)

	Hygiene, Health and Consumable	Engineering	Construction		Corporate	H.B. Fuller
	Adhesives	Adhesives	Adhesives	Total	Unallocated	Consolidated
Three Months Ended March 2, 2019
Net income attributable to H.B. Fuller	$22,236	$23,065	$(669)	$44,632	$(32,388)	$12,244

Adjustments:
Acquisition project costs	-	-	-	-	84	84
Organizational realignment	-	-	-	-	350	350
Royal restructuring and integration	-	-	-	-	4,365	4,365
Tax Reform	-	-	-	-	55	55
Project ONE	-	-	-	-	813	813
Other	-	-	-	-	(392)	(392)
Adjusted net income attributable to H.B. Fuller[1]	22,236	23,065	(669)	44,632	(27,113)	17,519

Add:
Interest expense	-	-	-	-	26,807	26,807
Interest income	-	-	-	-	(3,053)	(3,053)
Income taxes	-	-	-	-	6,050	6,050
Depreciation and amortization expense	11,473	14,509	9,096	35,078	450	35,528
Adjusted EBITDA[1]	$33,709	$37,574	$8,427	$79,710	$3,141	$82,851

Revenue	$319,854	$264,372	$82,790	$667,016	$5,919	$672,935
Adjusted EBITDA Margin[1]	10.5%	14.2%	10.2%	12.0%	NMP	12.3%

Note: Adjusted EBITDA is a non-GAAP financial measure. The table above provides a reconciliation of adjusted EBITDA for each segment to net income attributable to H.B. Fuller for each segment, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

NMP: non-material percentage

H.B. FULLER COMPANY AND SUBSIDIARIES
SEGMENT FINANCIAL INFORMATION
NET REVENUE GROWTH (DECLINE)
(unaudited)

Three Months Ended
February 29, 2020
Total
Price	(1.1%)
Volume	(0.2%)
Organic Growth (Decline)	(1.3%)
M&A	(0.9%)
F/X	(1.7%)
Total H.B. Fuller net revenue decline	(3.9%)

	Three Months Ended
	February 29, 2020
	Net Revenue	F/X	M&A	Organic Growth (Decline)
Hygiene, Health and Consumable Adhesives	(2.3%)	(2.3%)	0.0%	0.0%
Engineering Adhesives	(5.9%)	(1.5%)	0.0%	(4.4%)
Construction Adhesives	2.9%	(0.3%)	0.0%	3.2%
Corporate Unallocated	NMP	NMP	NMP	0.0%
Total H.B. Fuller	(3.9%)	(1.7%)	(0.9%)	(1.3%)

Total percentages may not add due to rounding

NMP: non-material percentage

H.B. FULLER COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	February 29,	November 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$78,738	$112,191
Trade receivables (net of allowances of $11,845 and $10,682, as of February 29, 2020 and November 30, 2019, respectively)	457,826	493,181
Inventories	380,975	337,267
Other current assets	110,691	90,723
Total current assets	1,028,230	1,033,362

Property, plant and equipment	1,323,664	1,304,231
Accumulated depreciation	(689,368)	(674,418)
Property, plant and equipment, net	634,296	629,813

Goodwill	1,281,249	1,281,808
Other intangibles, net	796,322	799,399
Other assets	285,169	241,352
Total assets	$4,025,266	$3,985,734

Liabilities, non-controlling interest and total equity
Current liabilities:
Notes payable	$16,572	$15,732
Current maturities of long-term debt	52,000	65,000
Trade payables	333,749	298,869
Accrued compensation	57,391	78,582
Income taxes payable	16,373	23,229
Other accrued expenses	67,230	60,745
Total current liabilities	543,315	542,157

Long-term debt, excluding current maturities	1,904,900	1,898,384
Accrued pension liabilities	81,241	80,214
Other liabilities	273,756	242,190
Total liabilities	2,803,212	2,762,945

Equity:
H.B. Fuller stockholders' equity:
Preferred stock (no shares outstanding) shares authorized – 10,045,900	-	-
Common stock, par value $1.00 per share, shares authorized – 160,000,000, shares outstanding – 51,407,204 and 51,241,190, as of Feb. 29, 2020 and Nov. 30, 2019, respectively	51,407	51,241
Additional paid-in capital	132,851	130,295
Retained earnings	1,385,993	1,384,411
Accumulated other comprehensive loss	(348,649)	(343,600)
Total H.B. Fuller stockholders' equity	1,221,602	1,222,347
Non-controlling interest	452	442
Total equity	1,222,054	1,222,789
Total liabilities, non-controlling interest and total equity	$4,025,266	$3,985,734